Exhibit 10.5

RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE NEW FORTRESS ENERGY LLC
2019 OMNIBUS INCENTIVE PLAN

This Restricted Share Unit Award Agreement (this “Agreement”), effective as of the date set forth on Schedule A hereto (the “Grant Date”), is made by and between New Fortress Energy LLC, a Delaware limited liability company (together with any of its successors or assigns, the “Company”), and the participant identified on Schedule A hereto (the “Participant”).  Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning assigned to such term in the New Fortress Energy LLC 2019 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which the Company may grant equity awards relating to Class A shares of the Company (the “Shares”) to certain individuals, including the Participant; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its members to make a grant of Restricted Share Units relating to Shares (the “Award Shares”) to the Participant, subject to all of the terms and conditions of the Plan and this Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Grant of Award Shares.

(a)          Subject to the terms and conditions hereof, the Company hereby awards to the Participant the number of Award Shares set forth on Schedule A hereto, and the Participant hereby accepts the award of such Award Shares from the Company.

(b)          Each Award Share that becomes vested hereunder represents the right to receive one Share on the applicable settlement date set forth in Section 3(c) hereof.

2.           Restrictions; Forfeiture.  The Award Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated except as provided in Section 18 of the Plan until these restrictions are removed or expire and Shares are issued to the Participant as described in Section 3 of this Agreement.  The Award Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

3.           Vesting and Settlement of Award Shares.

(a)          Normal Vesting.  The Award Shares shall vest and the Forfeiture Restrictions shall lapse on the dates and in the amounts set forth on Schedule A hereto (each date, a “Vesting Date”), so long as the Participant is actively employed by, or serving in a capacity that is substantially similar to that of an employee of, the Company or any of its Affiliates (such employment or service, “Service”) as of the applicable Vesting Date and has not given or received notice of the termination of such Service as of the applicable Vesting Date. Notwithstanding the foregoing, the Participant’s Service shall not be considered to be terminated or otherwise interrupted in the case of (A) any approved leave of absence (including sick leave, military leave, or any other authorized personal leave) or (B) any transfer among the Company or any of its respective Affiliates, or any successor, in the capacity of employee. Except as provided in Section 3(b) and Section 13 of the Plan, upon the termination of the Participant’s Service, unvested Award Shares shall be forfeited and no Shares shall be delivered pursuant to Section 3(c) with respect to such forfeited Award Shares.

(b)          Accelerated Vesting.  Notwithstanding anything set forth in Section 3(a) hereof, if (i) the Participant’s Service is terminated on a date that begins after the first anniversary of the Grant Date and prior to the final Vesting Date either (x) by the Company or any of its Affiliates without Cause or (y) due to the Participant’s death or Disability and (ii) the Participant (or, in the case of the Participant’s death, the personal representative of the Participant’s estate) executes a release of claims in a form satisfactory to the Company and the revocation period with respect thereto expires within sixty (60) days following the termination date, then the Participant (or the Participant’s estate) shall vest in fifty percent (50%) of the RSUs that are scheduled to vest on the next Vesting Date and the Forfeiture Restrictions will lapse with respect to such RSUs.   For the avoidance of doubt, if the Participant’s Service is terminated for any reason on a date that is on or prior to the first anniversary of the Grant Date, the Participant will not be entitled to vest in any portion of the RSUs.

(c)          Settlement of Award Shares.  The restrictions on the Award Shares, including the Forfeiture Restrictions, will expire and the Shares underlying the Award Shares that vest in accordance with this Section 3 shall be delivered to the Participant as soon as practicable following the date on which they vest in accordance with Section 3(a) or (b), as applicable, but in no event later than March 15 of the year following the year in which such vesting occurs.

(d)          Rights as a Holder of Shares.  Award Shares shall not have any voting rights or any other rights as a shareholder of the Company prior to the date Shares are issued in settlement of Award Shares and no distributions or dividends (or equivalent or related payments) shall be made or accrue in respect of any Award Shares prior to the date on which Shares are delivered; provided that, with respect to the period commencing on the date Award Shares become vested and ending on the date the Shares subject to such Award Shares are delivered pursuant to this Agreement (the “Accrual Period”), the Participant shall be eligible to receive an amount equal to the product of (i) the number of Shares delivered as a result of such vesting, and (ii) the amount of cash distributed with respect to an outstanding Share during the Accrual Period, which amount shall be paid to the Participant on the date such Shares are delivered.  No interest or other earnings will be credited with respect to such payment.

4.           Restrictive Covenants.  The Participant acknowledges that, as part of the Participant’s Service with the Company and its Affiliates, the Participant will have access to secret and confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company and its Affiliates.  The Participant further acknowledges and agrees that (i) the foregoing makes it necessary for the protection of the Company’s and its Affiliates’ goodwill that the Participant comply with the provisions of this Section 4, (ii) the Award Shares would not have been granted to the Participant if the Participant had not agreed to comply with the provisions of this Section 4 and (iii) the restrictions set forth in this Section 4 (the “Restrictive Covenants”) are reasonable.

(a)          Non-Competition; Non-Solicitation. The Participant agrees that during the period of the Participant’s Service with the Company and its Affiliates, and for a one (1) year period immediately following termination of such Service for any reason, the Participant shall not, without the advance written approval of the Company:

(i)          directly or indirectly provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation or other entity that directly or indirectly competes with the business of the Company or any of its Subsidiaries, provided that notwithstanding the foregoing, the mere “beneficial ownership” by the Participant, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the Exchange Act) of not more than five percent (5%) of the voting stock of any public company shall not be deemed a violation of this Section 4(a)(i);

(ii)         directly or indirectly engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or any of its Subsidiaries to terminate their employment with, or otherwise cease their relationship with, the Company or any of its Subsidiaries, or in hiring or assisting another person or entity to hire any employee of the Company or any of its Subsidiaries or any person who within the last six (6) months had been a nonclerical employee of the Company or any of its Subsidiaries; or

(iii)        directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any of its Subsidiaries to reduce or terminate such agency or business relationship.

(b)          Non-Disparagement. The Participant agrees that during the period of the Participant’s Service with the Company and its Affiliates and thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or its Affiliates or, after the termination of the Participant’s Service with the Company and its Affiliates, make any disparaging or defamatory comments concerning any aspect of such termination from Service.  The obligations of the Participant under this Section 4(b) shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(c)          Confidentiality.  The Participant agrees that during the period of the Participant’s Service with the Company and its Affiliates and thereafter, the Participant will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses, including any confidential information as to customers of the Company and its Affiliates (i) obtained by the Participant during the Participant’s Service and (ii) not otherwise public knowledge or known within the applicable industry.  The Participant shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In the event the Participant is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Participant will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law.  Upon termination of Service, or at any time as the Company may request, the Participant will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an Affiliate of the Company, the Participant or a third party) relating to the Company, an Affiliate of the Company or any of their businesses or property which the Participant may possess or have under the Participant’s direction or control other than documents provided to the Participant as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between the Participant and the Company or any of its Affiliates with regard to the Participant’s Service or severance.  For the avoidance of doubt, the restrictions set forth in this Section 4(c) shall not apply to information or knowledge that (i) was known to the public before its disclosure to the Participant; (ii) becomes known to the public after disclosure to the Participant through no wrongful act by the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process after the Participant has provided the Company with prior notice of the contemplated disclosure and reasonably cooperated with the Company at its expense in seeking a protective order or other appropriate protection of such information.

(d)          Remedies.  In addition to any other remedies set forth in this Agreement, in the event the Company determines, in its sole discretion, that the Participant has violated the Participant’s obligations under Section 4(a), at any time during the Participant’s Service with the Company and its Affiliates, or within one (1) year immediately following termination of such Service for any reason, the Company shall be entitled to: (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of a bond, (ii) damages, (iii) attorneys' fees and costs incurred in obtaining relief and (iv) any other legal or equitable relief or remedy allowed by law.

(e)          Modification; Severability.  If any court of competent jurisdiction finds any provision of this Agreement, and particularly the covenants set forth in Section 4(a), or portion thereof, to not be fully enforceable, it is the intention and desire of the parties that the provision be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.  To the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Agreement.

(f)          Acknowledgment. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Participant acknowledges that the Participant shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement, or any other Agreement that the Participant has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.  Notwithstanding anything in this Agreement, or any other Agreement that the Participant has with the Company, to the contrary, the provisions of this Section 4 do not prohibit the Participant from voluntarily and lawfully initiating communications with, cooperating with, providing information to, or reporting violations of federal or state law or regulation to any governmental agency or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor do the confidentiality obligations require the Participant to notify the Company regarding any such reporting, disclosure or cooperation with the government.

5.           Compliance with Securities Laws.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed.  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the Shares or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  THE PARTICIPANT IS CAUTIONED THAT ISSUANCE OF SHARES UPON THE VESTING OF RESTRICTED SHARE UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

6.           No Right to Continued Service.  The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any of its Affiliates to continue the Service of the Participant and shall not lessen or affect the right of the Company or any of its Affiliates to terminate the Service of the Participant.

7.           Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

8.           Governing Law; Submission to Jurisdiction.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware sitting in New Castle County, Delaware, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals from such courts.

9.           Specific Performance.  The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened beach.  In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or needing to prove the inadequacy of monetary damages, shall each be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.         Tax Withholding.  The Participant may be required, as a condition to the delivery of any Shares relating to the Award Shares, to pay to the Company, in cash, the amount of any applicable withholding taxes in respect thereof.  The Company shall be entitled to take such other action as the Board or any committee thereof deems necessary or appropriate to satisfy all obligations for the payment of such withholding taxes, including, solely in the Board’s or the applicable committee’s discretion, the withholding of Shares with a maximum aggregate Fair Market Value equal to such amount of taxes required to be withheld, determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award Shares granted hereunder, as determined by the Company.

11.         Award Subject to this Agreement and the Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read this Agreement and a copy of the Plan.  The Award is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.  The Participant agrees to be bound by the terms and provisions of the Plan.

12.         Waivers and Amendments.  The respective rights and obligations of the Company and the Participant under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by the party or parties entitled to the benefit thereof pursuant to a written waiver executed by such party or parties.  This Agreement may be amended only with the written consent of the Participant and a duly authorized representative of the Company.

13.         Certificates.  All certificates, if any, evidencing Shares or other securities of the Company delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under this Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.         Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Agreement under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to such applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of this Agreement or the Award, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and any such Award shall remain in full force and effect.

15.         Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

16.         Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.         Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.         Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

19.         Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement (including the delivery of Shares) which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (including delivery of Shares) or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments.

20.         Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

21.         Clawback. Notwithstanding any other provisions in this Agreement or the Plan, this Award is subject to recovery under any law, government regulation, stock exchange listing requirement or pursuant to any policy adopted by the Company, as approved by the Board, and will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy adopted by the Company.

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SCHEDULE A

NEW FORTRESS ENERGY LLC
2019 OMNIBUS INCENTIVE PLAN
AWARD SHARE ACCEPTANCE FORM

Subject to the terms and conditions of the New Fortress Energy LLC 2019 Omnibus Incentive Plan (the “Plan”), the Restricted Share Unit Award Agreement (the “Agreement”) and this Award Share Acceptance Form (this “Acceptance Form”), the Company hereby awards to the Participant set forth below the number of Award Shares set forth below, which shall vest in full on the dates set forth below, subject to the Participant’s continued Service to the Company and the terms and conditions of the Plan and the Agreement.

Participant:	Total Number of Award Shares:	Grant Date:	Vesting Dates:	Number of Award Shares upon Vesting:

By executing this Acceptance Form, you hereby agree to accept the Award Shares set forth above and agree to be bound by the terms, conditions and provisions set forth in the Plan, the Agreement and this Acceptance Form.

ACCEPTED AND AGREED TO AS OF THE GRANT DATE:

PARTICIPANT

[NAME]

NEW FORTRESS ENERGY LLC

By:
Name:
Title: